EXHIBIT 16.1

McGladrey & Pullen

Certified Public Accountants

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Community Bancorp’s statements included under Item 4.01 of its Form 8K to be filed on June 20, 2007, and agree with such statements concerning our firm.

/s/ McGladrey & Pullen

McGLADREY & PULLEN, LLP

McGladrey & Pullen, LLP is a member firm of RSM International

—an affiliation of separate and independent legal entities.